Exhibit 10.15

EMPLOYMENT AGREEMENT

FOR

MARK YEAGER

Table of Contents

1.	Employment	1

2.	Employment Period	1

3.	Services / Place of Employment	3

4.	Compensation and Benefits	3

5.	Termination of Employment and Change in Control	6

6.	Compensation Upon Termination of Employment By the Company for Cause or By Executive without Good Reason	9

7.	Compensation Upon Termination of Employment Upon Death or Disability	9

8.	Compensation Upon Termination of Employment By the Company Without Cause or By Executive for Good Reason	11

9.	Change in Control	12

10.	Mitigation / Effect on Employee Benefit Plans and Programs	14

11.	Confidential Information	14

12.	Return of Documents	16

13.	Noncompete	16

14.	Remedies	17

15.	Indemnification/Legal Fees	17

16.	Successors and Assigns	19

17.	Timing of and No Duplication of Payments	20

18.	Modification or Waiver	20

19.	Notices	21

20.	Governing Law	21

21.	Severability	22

22.	Legal Representation	22

i

23.	Counterparts	22

24.	Headings	22

25.	Entire Agreement	22

26.	Survival of Agreements	23

ii

MARK YEAGER EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of May 9, 2006, by and between Mark Yeager, an individual residing at 72 Fernwood Road, Summit, New Jersey 07901 (“Executive”), and Mack-Cali Realty Corporation, a Maryland corporation with offices at 11 Commerce Drive, Cranford, New Jersey 07016 (the “Company”).

RECITALS

WHEREAS, the Company has acquired the membership interests in a group of companies referred to collectively as The Gale Service Companies and a portfolio of assets referred to collectively as the New Jersey Bellemead Portfolio; and

WHEREAS, the Company desires to employ Executive in the capacity of Executive Vice President of the Company, and Executive desires to be employed by the Company in this capacity, pursuant to the terms set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

1.                                      Employment.

The Company hereby agrees to employ Executive, and Executive hereby agrees to accept such employment during the period and upon the terms and conditions set forth in this Agreement.

2.                                      Employment Period.

(a)           Except as otherwise provided in this Agreement to the contrary, the terms and conditions of this Agreement shall be and remain in effect during the period of employment (the “Employment Period”) established under this Paragraph 2. The initial Employment Period shall be for a term commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date provided, however, that commencing on the third (3rd) anniversary of the Effective Date and on each day thereafter, the Employment Period shall be extended automatically for one additional day so that a constant one (1) year Employment Period shall be in effect unless the Company or Executive elects not to extend the term of this Agreement by giving written notice to the other party not less than six (6) months prior to the designated expiration date, in which case, the term of this Agreement shall become fixed for the balance of the designated term. Any extension of this Agreement shall not create an obligation of the Company to issue new awards to Executive hereunder. The “Effective Date” shall be the “Closing Date” as defined in Section 2.03 of the Membership Interest Purchase and Contribution Agreement dated March 7, 2007 by and among Mr. Stanley C. Gale, SCG Holding Corp., Mack-Cali Realty Acquisition Corp., and Mack-Cali Realty L.P.

(b)           Notwithstanding anything contained herein to the contrary:  (i) Executive’s employment with the Company may be terminated by the Company or Executive during the Employment Period subject to the terms and conditions of this Agreement; and (ii) nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the Employment Period upon such terms and conditions as the Board of Directors of the Company (the “Board”) and Executive may mutually agree.

(c)           If Executive’s employment with the Company is terminated, for purposes of this Agreement the term “Unexpired Employment Period” shall mean the period commencing on the date of such termination and ending on the last day of the Employment Period.

3.             Services / Place of Employment.

Services. During the Employment Period, Executive shall hold the position of Executive Vice President of the Company. Executive shall devote his best efforts and substantially all of his business time, skill and attention to the business of the Company and its affiliates (other than absences due to vacation, illness, disability or approved leave of absence), and shall perform such duties as are customarily performed by similar executive officers and as may be more specifically enumerated from time to time by the Chief Executive Officer; provided, however, that the foregoing is not intended to (a) preclude Executive from (i) owning and managing personal investments, including real estate investments, subject to the restrictions set forth in Paragraph 13 hereof or (ii) engaging in charitable activities and community affairs, or (b) restrict or otherwise limit Executive from conducting real estate development, acquisition or management activities with respect to, and/or additional investment in, those properties described in Schedule A attached hereto (the “Excluded Properties”) provided that the performance of the activities referred to in clauses (a) and (b) does not prevent Executive from devoting substantially all of his business time to the Company.

4.                                      Compensation and Benefits.

(a)           Salary. During the Employment Period, the Company shall pay Executive a minimum annual base salary in the amount of $370,000 (the “Annual Base Salary”) payable in accordance with the Company’s regular payroll practices. Executive’s Annual Base Salary shall be reviewed annually in accordance with the policy of the Company from time to time and may be subject to upward adjustment based upon, among other things, Executive’s performance, as determined in the sole discretion of the Chief Executive Officer. In no event shall Executive’s Annual Base Salary in effect at a particular time be reduced without his prior written consent.

(b)           Incentive Compensation/Bonuses. In addition, Executive shall be eligible for incentive compensation payable each year in such amounts as may be determined by the Option and Executive Compensation Committee of the Board (the “Compensation Committee”). Executive shall be entitled to receive such bonuses, restricted share awards and options to purchase shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) as the Board or the Compensation Committee as the case may be shall approve, in its sole discretion, including, without limitation, options, restricted share awards and bonuses contingent upon Executive’s performance and the achievement of specified financial and operating objectives. In addition to the foregoing, Company shall pay Executive an Initial Year Bonus on or before December 31, 2006, so long as the Executive’s employment has not been terminated by the Company for Cause or by Executive without Good Reason on or before such date. For the purposes of the foregoing, “Initial Year Bonus” shall mean a single cash payment in an amount equal to $350,000.

(c)           Restricted Share Award/Tax Gross-Up Payment. Pursuant to the 2000 Employee Stock Option Plan of Mack-Cali Realty Corporation, which was effective as of September 11, 2000 (the “SOP”), Executive will be awarded a restricted share award of ten thousand (10,000) shares of Common Stock (collectively, the “Restricted Shares”) as of the Effective Date, five thousand (5,000) shares of which will have a Vesting Date of January 1, 2007 and the remaining five thousand (5,000) shares of which will have a Vesting Date of January 1, 2008, subject to the terms of the Restricted Share Award Agreement between Company and Executive. Upon vesting of each portion of the Restricted Shares, Executive shall be entitled to receive a tax gross-up payment (the “Tax Gross-Up Payment”) from the Company with respect to each tax year in which Restricted Shares granted pursuant to the Restricted Share

Awards vest and are distributed to him. Each Tax Gross-Up Payment shall be a dollar amount equal to forty-three (43%) percent of the fair market value of the Restricted Shares at time of vesting, exclusive of dividends. In the event vesting occurs with respect to any Restricted Shares as a result of the achievement of the required performance goals, such payment shall be made as soon as practicable after a determination that the performance goals have been achieved but in no event later than the 90th day of the fiscal year of the Company immediately following the fiscal year as to which the performance goals were achieved. In the event vesting occurs for any other reason, including, without limitation, termination of Executive’s employment by the Company without Cause or by Executive for Good Reason (but excluding a termination by the Company for Cause or a voluntary quit without Good Reason by Executive), such payment shall be made as soon as practicable after the date of vesting but in no event later than the tenth (10th) business day following such vesting.

(d)           Taxes and Withholding. The Company shall have the right to deduct and withhold from all compensation all social security and other federal, state and local taxes and charges which currently are or which hereafter may be required by law to be so deducted and withheld.

(e)           Additional Benefits. In addition to the compensation specified above and other benefits provided pursuant to this Paragraph 4, Executive shall be entitled to the following benefits:

(i)                                     participation in the SOP, the Mack-Cali Realty Corporation 401(k) Savings and Retirement Plan (subject to statutory rules and maximum contributions and non-discrimination requirements applicable to 401(k) plans) and such other benefit plans and programs, including but not limited to restricted stock, phantom stock and/or unit awards, loan programs and any other incentive compensation plans or programs (whether or not employee benefit plans or programs), as maintained by the Company from time to time and made generally available to executives of the Company with such participation to be consistent with reasonable Company guidelines;

(ii)                                  participation in any health insurance, disability insurance, paid vacation, group life insurance or other welfare benefit program made generally available to executives of the Company; and

(iii)                               reimbursement for reasonable business expenses incurred by Executive in furtherance of the interests of the Company including a monthly allowance of one thousand two hundred ($1,200) dollars which is intended to cover the cost of local business-related travel expenses exclusive of amounts paid to third-parties (e.g. taxi service).

5.                                      Termination of Employment and Change in Control.

(a)           Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(i)                                     Cause. The Company shall have the right to terminate Executive’s employment for Cause upon Executive’s: (A) willful and continued failure to use best efforts to substantially perform his duties hereunder (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) for a period of thirty (30) days after written demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes Executive has not substantially performed his duties; (B) willful misconduct and/or willful violation of Paragraph 11 hereof, which is materially economically injurious to the Company, its affiliates, or the partnership taken as a whole; (C) the willful violation of the provisions of Paragraph 13 hereof; or (D) conviction of, or plea of guilty to a felony. For purposes of this sub-paragraph 5(a), no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by him (I) not in good faith and (II) without reasonable belief that his action or omission was in furtherance of the interests of the Company.

(ii)                                  Death.  Executive’s employment hereunder shall terminate upon his death.

(iii)                               Disability. The Company shall have the right to terminate Executive’s employment due to “Disability” in the event that there is a determination by the Company, upon the advice of an independent qualified physician, reasonably acceptable to Executive, that Executive has become physically or mentally incapable of performing his duties under this Agreement and such disability has disabled Executive for a cumulative period of one hundred eighty (180) days within a twelve (12) month period.

(iv)                              Good Reason. Executive shall have the right to terminate his employment for “Good Reason”: (A) upon the occurrence of any material breach of this Agreement by the Company which shall include but not be limited to an assignment to Executive of duties materially and adversely inconsistent with Executive’s status as Executive Vice President of the Company, or a material adverse alteration in the nature of a diminution in Executive’s duties and/or responsibilities, reporting obligations, titles or authority; (B) upon a reduction in Executive’s Annual Base Salary or a material reduction in other benefits (except for bonuses or similar discretionary payments) as in effect at the time in question, a failure to pay such amounts when due or any other failure by the Company to comply with Paragraph 4 hereof; or (C) upon any purported termination of Executive’s employment for Cause which is not effected pursuant to the procedures of sub-paragraph 5(a)(i) (and for purposes of this Agreement, in the event of such failure to comply, no such purported termination shall be effective).

(v)                                 Without Cause. The Company shall have the right to terminate the Executive’s employment hereunder without Cause subject to the terms and conditions of this Agreement.

(vi)                              Without Good Reason. The Executive shall have the right to terminate his employment hereunder without Good Reason subject to the terms and conditions of this Agreement.

(vii)                           Change in Control. For purposes of this Agreement “Change in Control” shall mean that any of the following events has occurred:  (A) any “person” or “group” of persons, as such terms are used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any employee benefit plan sponsored by the Company, becomes the “beneficial owner”, as such term is used in Section 13 of the Exchange Act, (irrespective of any vesting or waiting periods) of (I) Common Stock or any class of stock convertible into Common Stock and/or (II) Common OP Units or preferred units or any other class of units convertible into Common OP Units, in an amount equal to twenty (20%) percent or more of the sum total of the Common Stock and the Common OP Units (treating all classes of outstanding stock, units or other securities convertible into stock units as if they were converted into Common Stock or Common OP Units as the case may be and then treating Common Stock and Common OP Units as if they were a single class) issued and outstanding immediately prior to such acquisition as if they were a single class and disregarding any equity raise in connection with the financing of such transaction; (B) any Common Stock is purchased pursuant to a tender or exchange offer other than an offer by the Company; (C) the dissolution or liquidation of the Company or the consummation of any merger or consolidation of the Company or any sale or other disposition of all or substantially all of its assets, if the shareholders of the Company and unitholders of the partnership taken as a whole and considered as one class immediately before such transaction own, immediately after consummation of such transaction, equity securities and partnership units possessing less than fifty (50%) percent of the surviving or acquiring company and partnership taken as a whole; or (D) a turnover, during any two (2) year period, of the majority of the members of the Board, without the consent of the remaining members of the Board as to the appointment of the new Board members.

(b)           Notice of Termination. Any termination of Executive’s employment by the Company or any such termination by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. In the event of the termination of Executive’s employment on account of death, written Notice of Termination shall be deemed to have been provided on the date of death.

6.                                         Compensation Upon Termination of Employment By the Company for Cause or By Executive without Good Reason.

In the event the Company terminates Executive’s employment for Cause or Executive terminates his employment without Good Reason, the Company shall pay Executive any unpaid Annual Base Salary at the rate then in effect accrued through and including the date of termination, Expense Reimbursement (as hereinafter defined) and amounts payable under Company programs in accordance with their terms (“Applicable Benefits”). In addition, in such event, Executive shall be entitled (i) to receive any earned but unpaid incentive compensation or bonuses and (ii) to exercise any options which have vested and are exercisable in accordance with the terms of the applicable option grant agreement or plan, and (iii) to retain and/or receive any Restricted Shares which have vested as of the last day of the Company’s fiscal year coincident or immediately preceding Executive’s termination of employment and the corresponding Tax Gross-Up Payment (irrespective of whether the determination is made after Executive’s termination of employment).

Except for any rights which Executive may have to unpaid salary amounts through and including the date of termination (“Accrued Salary”), Expense Reimbursement, Applicable Benefits, earned but unpaid incentive compensation or bonuses, vested options, vested Restricted Shares and the corresponding Tax Gross-Up Payment, the Company shall have no further obligations hereunder following such termination. The aforesaid amounts shall be payable in full immediately upon such termination.

7.                                      Compensation Upon Termination of Employment Upon Death or Disability.

In the event of termination of Executive’s employment as a result of either Executive’s death or Disability, the Company shall pay to Executive, his estate or his personal representative the aggregate of (i) a cash payment of one million dollars ($1,000,000) in full immediately upon such termination (the “Fixed Amount”) and (ii) reimbursement of expenses incurred prior to date of termination (“Expense Reimbursement”). Executive (and Executive’s dependents) shall also receive continuation of health coverage through the end of the Unexpired Employment Period on the same basis as health coverage is provided by the Company for active employees and as may be amended from time to time (“Medical Continuation”).

In addition, all (A) incentive compensation payments or programs of any nature whether stock based or otherwise that are subject to a vesting schedule including, without limitation, the Restricted Share Awards or any other restricted stock, phantom stock, units and any loan forgiveness arrangements granted to Executive (“Incentive Compensation”) shall immediately vest as of the date of such termination (“Vested Incentive Compensation”), (B) options granted to Executive shall immediately vest as of the date of such termination (the “Vested Options”) and Executive shall be entitled at the option of Executive, his estate or his personal representative, within one (1) year of the date of such termination, to exercise the Vested Options and/or other options which have vested (including, without limitation, all other options which have previously vested in accordance with any applicable option grant agreement or plan) (the “Total Vested Options”) and are exercisable in accordance with the terms of the applicable option grant agreement or plan and/or any other methods or procedures for exercise applicable to optionees or to require the Company (upon written notice delivered within one hundred eighty (180) days following the date of Executive’s termination) to repurchase all or any portion of Executive’s vested options to purchase shares of Common Stock at a price equal to the difference between the Repurchase Fair Market Value (as hereinafter defined) of the shares of Common Stock for which the options to be repurchased are exercisable and the exercise price of such options as of the date of Executive’s termination of employment (the “Vested Option Exercise Election”), and (C) the Tax Gross-Up Payment(s) applicable to the Restricted Share Awards shall vest and be paid to Executive at such time as provided in sub-paragraph 4(c) above (the “Vested Tax Gross-Up Payments”). In the event of a conflict between any Incentive Compensation grant agreement or program or any option grant agreement or plan and this Agreement, the terms of this Agreement shall control.

Except for any rights which Executive or Executive’s estate in the event of Executive’s death may have to all of the above including the Fixed Amount, Vested Incentive Compensation, Total Vested Options and the Vested Option Exercise Election, the Vested Tax Gross-Up Payment, Accrued Salary, Accrued Benefits, Expense Reimbursement and Medical Continuation (which, in the event of Executive’s death, shall be provided to Executive’s dependents), the Company shall have no further obligations hereunder following such termination.

For purposes of this Agreement, “Repurchase Fair Market Value” shall mean the average of the closing price on the New York Stock Exchange (or such other exchange on which the Common Stock is primarily traded) of the Common Stock on each of the trading days within the thirty (30) days immediately preceding the date of termination of Executive’s employment.

8.                                      Compensation Upon Termination of Employment By the Company Without Cause or By Executive for Good Reason.

In the event the Company terminates Executive’s employment for any reason other than Cause or Executive terminates his employment for Good Reason, the Company shall pay to Executive and Executive shall be entitled to receive the aggregate of (i) the Fixed Amount and (ii) Vested Incentive Compensation, Total Vested Options and the Vested Option Exercise Election, the Vested Tax Gross-Up Payment, Expense Reimbursement and Medical

Continuation. In the event of a conflict between any incentive Compensation grant agreement or program or any option grant agreement or plan and this Agreement, the terms of this Agreement shall control. Executive understands that any options exercised more than ninety (90) days following the date of his termination of employment which were granted as incentive stock options shall automatically be converted into non-qualified options.

Except for any rights which Executive may have to the Fixed Amount, Vested Incentive Compensation, Total Vested Options and the Vested Option Exercise Election, the Vested Tax Gross-Up Payment, Accrued Salary, Accrued Benefits, Expense Reimbursement and Medical Continuation, the Company shall have no further obligations hereunder following such termination. The parties both agree that the agreement to make these payments was consideration and an inducement to obtain Executive’s consent to enter into this Agreement. The payments are not a penalty and neither party will claim them to be a penalty. Rather, the payments represent a fair approximation of reasonable amounts due to Executive for the Employment Period.

9.                                      Change in Control.

(a)           Options. Any Incentive Compensation and options granted to Executive that have not vested as of the date of a Change in Control shall immediately vest upon the date of the Change in Control. Neither the occurrence of a Change in Control, nor the vesting in any options as a result thereof shall require Executive to exercise any options. In the event of a conflict between any Incentive Compensation grant agreement or program or any option grant agreement or plan and this Agreement, the terms of this Agreement shall control.

(b)           Excise Tax Gross Up. If it is determined by an independent accountant mutually acceptable to the Company and Executive that as a result of any payment in the nature of compensation made by the Company to (or for the benefit of) Executive pursuant to this

Agreement or otherwise, an excise tax may be imposed on Executive pursuant to Section 4999 of the Internal Revenue Code (or any successor provisions), the Company shall pay Executive in cash an amount equal to X determined under the following formula: (the “Excise Tax Gross Up”):

E x P

X = __________________________________

         1-[(FI x (1-SLI)) + SLI + E + M]

where
E	=	the rate at which the excise tax is assessed under Section 4999 of the Code (or any successor provisions);
P	=	the amount with respect to which such excise tax is assessed, determined without regard to the Excise Tax Gross Up;
FI	=

the highest effective marginal rate of income tax applicable to Executive under the Code for the taxable year in question (taking into account any phase-out or loss of deductions, personal exemptions or other similar adjustments);

SLI	=

the sum of the highest effective marginal rates of income tax applicable to Executive under all applicable state and local laws for the taxable year in question (taking into account any phase-out or loss of deductions, personal exemptions and other similar adjustments); and

M	=	the highest marginal rate of Medicare tax applicable to Executive under the Code for the taxable year in question.

With respect to any payment in the nature of compensation that is made to (or for the benefit of) Executive under the terms of this Agreement or otherwise and on which an excise tax under Section 4999 of the Code (or any successor provisions) may be assessed, the payment determined under this sub-paragraph 9(c) shall be paid to Executive at the time of the Change in Control but prior to the consummation of the transaction with any successor. It is the intention of the parties that the Company provide Executive with a full tax Gross-Up under the provisions of this sub-paragraph, so that on a net after-tax basis, the result to Executive shall be the same as if the excise tax under Section 4999 of the Code (or any successor provisions) had not been imposed. The Excise Tax Gross Up may be adjusted if alternative minimum tax rules are applicable to Executive.

10.                               Mitigation / Effect on Employee Benefit Plans and Programs.

(a)           Mitigation. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment. Amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive and such payment shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense, or other right which the Company may have against Executive or others.

(b)           Effect on Employee Benefit Programs. The termination of Executive’s employment hereunder, whether by the Company or Executive, shall have no effect on the rights and obligations of the parties hereto under the Company’s (i) welfare benefit plans including, without limitation, Medical Continuation as provided for herein and, health coverage thereafter but only to the extent required by law, and on the same basis applicable to other employees and (ii) 401(k) Plan but only to the extent required by law and pursuant to the terms of the 401(k) Plan.

11.                               Confidential Information.

(a)           Executive understands and acknowledges that during his employment with the Company, he will be exposed to Confidential Information (as defined below), all of which is proprietary and which will rightfully belong to the Company. Executive shall hold in a fiduciary capacity for the benefit of the Company such Confidential Information obtained by Executive during his employment with the Company and shall not, directly or indirectly, at any time, either during or after his employment with the Company, without the Company’s prior written consent, use any of such Confidential Information or disclose any of such Confidential Information to any individual or entity other than the Company or its employees, attorneys, accountants, financial advisors, consultants, or investment bankers except as required in the performance of his duties for the Company or as otherwise required by law. Executive shall take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft.

(b)           The term “Confidential Information” shall mean any information not generally known in the relevant trade or industry or otherwise not generally available to the public, which was obtained from the Company or its predecessors or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services by Executive on behalf of the Company or its predecessors, but shall not include information in the public domain through no wrongdoing of Executive or information given to Executive by a third party under no duty of confidentiality to the Company. For purposes of this Paragraph 11, the Company shall be deemed to include any entity which is controlled, directly or indirectly, by the Company and any entity of which a majority of the economic interest is owned, directly or indirectly, by the Company.

12.          Return of Documents.

Except for such items which are of a personal nature to Executive (e.g., daily business planner), all writings, records, and other documents and things containing any Confidential Information shall be the exclusive property of the Company, shall not be copied, summarized,  extracted from, or removed from the premises of the Company, except in pursuit of the business of the Company and at the direction of the Company, and shall be delivered to the Company, without retaining any copies, upon the termination of Executive’s employment or at any time as requested by the Company.

13.                               Noncompete.

Executive agrees that:

(a)          During the Employment Period and, in the event (i) the Company terminates Executive’s employment for Cause, or (ii) Executive terminates his employment without Good Reason, for a one (1) year period thereafter, Executive shall not, directly or indirectly, within the continental United States, engage in, or own, invest in, manage or control any venture or enterprise primarily engaged in any office-service, flex, or office property development, acquisition or management activities without regard to whether or not such activities compete with the Company. Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a corporation or other entity engaged in such business which is publicly traded, so long as he has no active participation in the business of such corporation or other entity. Moreover, the foregoing limitations shall not be deemed to restrict or otherwise limit Executive from conducting real estate development, acquisition or management activities with respect to, or additional investment in, the Excluded Properties, if any, provided that during the Employment

Period the performance of such activities does not prevent Executive from devoting substantially all of his business time to the Company.

(b)          If, at the time of enforcement of this Paragraph 13, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable, the parties agree that reasonable maximum duration, scope, area or other restrictions may be substituted by such court for the stated duration, scope, area or other restrictions and upon substitution by such court, this Agreement shall be automatically modified without further action by the parties hereto.

(c)          For purposes of this Paragraph 13, the Company shall be deemed to include any entity which is controlled, directly or indirectly, by the Company and any entity of which a majority of the economic interest is owned, directly or indirectly, by the Company.

14.                               Remedies.

The parties hereto agree that the Company would suffer irreparable harm from a breach by Executive of any of the covenants or agreements contained in Paragraphs 11, 12 or 13 of this Agreement. Therefore, in the event of the actual or threatened breach by Executive of any of the provisions of Paragraphs 11, 12 or 13 of this Agreement, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions thereof.

15.                               Indemnification/Legal Fees.

(a)           Indemnification. In the event the Executive is made party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of Executive’s employment with or serving as an officer or director of the Company, whether or not the basis of such Proceeding is alleged action in an official capacity, the Company shall indemnify, hold harmless and defend Executive to the fullest extent authorized by Maryland law, as the same exists and may hereafter be amended, against any and all claims, demands, suits, judgments, assessments and settlements including all expenses incurred or suffered by Executive in connection therewith (including, without limitation, all legal fees incurred using counsel reasonably acceptable to Executive) and such indemnification shall continue as to Executive even after Executive is no longer employed by the Company and shall inure to the benefit of his heirs, executors, and administrators. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such expenses; but, only in the event that Executive shall have delivered in writing to the Company an undertaking to reimburse the Company for expenses with respect to which Executive is not entitled to indemnification. The provisions of this Paragraph shall remain in effect after this Agreement is terminated irrespective of the reasons for termination. The indemnification provisions of this Paragraph shall not supersede or reduce any indemnification provided to Executive under any separate agreement, or the by-laws of the Company since it is intended that this Agreement shall expand and extend the Executive’s rights to receive indemnity.

(b)           Legal Fees. If any contest or dispute shall arise between the Company and Executive regarding or as a result of any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive’s claims pursued or defended in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed).

16.          Successors and Assigns.

(a)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if Executive terminated his employment hereunder for Good Reason except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. In the event of such a breach of this Agreement, the Notice of Termination shall specify such date as the date of termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to all or substantially all of its business and/or its assets as aforesaid which executes and delivers the agreement provided for in this Paragraph 16 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Any cash payments owed to Executive pursuant to this Paragraph 16 shall be paid to Executive in a single sum without discount for early payment immediately prior to the consummation of the transaction with such successor.

(b)          This Agreement and all rights of Executive hereunder may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive’s death by giving the Company written notice thereof. If Executive should die following the date of termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, including, without limitation, under any applicable plan, or otherwise to his legal representatives or estate.

17.                               Timing of and No Duplication of Payments.

All payments payable to Executive pursuant to this Agreement shall be paid as soon as practicable after such amounts have become fully vested and determinable. In addition, Executive shall not be entitled to receive duplicate payments under any of the provisions of this Agreement.

18.                               Modification or Waiver.

No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Executive of any such right or remedy shall preclude other or further exercise thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

The respective rights and obligations of the parties hereunder shall survive the Executive’s termination of employment and termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

19.                               Notices.

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or delivered by a recognized delivery service or mailed, postage prepaid, by express, certified or registered mail, return receipt requested, and addressed to the Chief Executive Officer of the Company or Executive, as applicable, at the address set forth above (or to such other address as shall have been previously provided in accordance with this Paragraph 19).

20.                               Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey except as to Paragraph 15(a), without regard to principles of conflicts of laws thereunder.

21.          Severability.

Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then, subject to the provisions of Paragraph 13(b) above, such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

22.                               Legal Representation.

Each of the Company and Executive have been represented by counsel with respect to this Agreement.

23.                               Counterparts.

This Agreement may be executed in separate counterparts, each of which is deemed to be an original and both of which taken together shall constitute one and the same agreement.

24.                               Headings.

The headings of the Paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

25.                               Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

26.          Survival of Agreements.

The covenants made in Paragraphs 5 through 15 and 21 each shall survive the termination of this Agreement.

*              *              *              *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MACK-CALI REALTY CORPORATION

By: /s/	Mitchell E. Hersh
Mitchell E. Hersh
President and Chief Executive Officer

/s/ Mark Yeager
Mark Yeager